Exhibit 99.1

Synchrony Names Bill Parker to Board of Directors

Appointment brings additional expertise in risk management and credit

Stamford, CT – July 22, 2020 –Synchrony (NYSE: SYF), a premier consumer financial services company, today announced P.W. “Bill” Parker, former chief risk officer of U.S. Bancorp, has been elected to Synchrony’s board of directors, effective immediately.

Parker, 63, retired from U.S. Bancorp as the chief risk officer following 34 years of service at the company. During his tenure, Mr. Parker helped lead the bank through the 2008 financial crisis as chief credit officer with a focus on credit policy and navigated the bank through the subsequent regulatory reforms as chief risk officer.

Parker began his career as a commercial lending officer and held subsequent positions as senior credit officer in retail and wholesale banking, and as the executive vice president for credit policy.

Margaret Keane, Synchrony chief executive officer said: “Bill Parker is an acknowledged leader in the evolving area of risk management and has deep expertise in credit. His compliance, credit and risk experience make him a valuable addition to the Synchrony board.”

“I am excited to join Synchrony’s board. I respect the company’s values-based culture and their long heritage of balancing risk management with differentiated customer experiences,” said Bill Parker.

Synchrony's commitment to diversity starts at the top with the board of directors which includes a broad range of diversity of gender, race and thought. Synchrony has one of the most diverse boards among Fortune 200 financial services companies. With the appointment of Parker, Synchrony's board consists of twelve members including:
–Fernando Aguirre, former CEO of Chiquita Brands;
–Paget Alves, former Chief Sales Officer of Sprint Corporation;
–Arthur Coviello, Jr., former Executive Vice President of EMC Corporation, and Executive Chairman, RSA Security, Inc.;
–William Graylin, Chairman of OV Loop, Inc.;
–Roy Guthrie, former CEO of Renovate America, and former EVP and CFO of Discover Financial Services Inc.;
–Richard Hartnack, former Vice Chairman and Head, consumer and small business banking of U.S. Bancorp;
–Margaret Keane, CEO, Synchrony;
–Jeffrey Naylor, former Senior EVP and CFO of the TJX Companies, Inc.;

–Laurel Richie, former President of the Women's National Basketball Association LLC;
–Olympia Snowe, Chairman and CEO of Olympia Snowe, LLC, and former U.S. Senator from 1995-2013 and member of the U.S. House of Representatives from 1979-1995; and
–Ellen Zane, former president and CEO of Tufts Medical Center and the Floating Hospital for Children.

About Synchrony
Synchrony (NYSE: SYF) is a premier consumer financial services company. We deliver a wide range of specialized financing programs, as well as innovative consumer banking products, across key industries including digital, retail, home, auto, travel, health and pet. Synchrony enables our partners to grow sales and loyalty with consumers. We are one of the largest issuers of private label credit cards in the United States; we also offer co-branded products, installment loans and consumer financing products for small- and medium-sized businesses, as well as healthcare providers.
Synchrony is changing what’s possible through our digital capabilities, deep industry expertise, actionable data insights, frictionless customer experience and customized financing solutions.
For more information, visit synchrony.com and Twitter: @Synchrony.
Contact: Lisa Lanspery
Synchrony
203-585-6143
Lisa.lanspery@syf.com